Exhibit 10.1

[HNT Letterhead]

July 2, 2004

Via Overnight Mail

Mr. Jeff Folick

[Address]

[Address]

Dear Jeff:

As you know, Health Net, Inc. (the “Company”) is in the process of searching for a new Chief Operating Officer. The Company has agreed to offer you an incentive package (the “Incentive Package”), on the terms and conditions set forth below, to motivate you to remain on as Executive Vice President, Regional Health Plans & Specialty Companies and to produce the best results possible while the Company undertakes this search. Therefore, this letter reflects the discussions and the agreements reached between you and the Company to amend the May 22, 2002 letter setting forth the terms and conditions of your employment by the Company (the “Agreement”). Capitalized terms used, but not otherwise defined herein, shall have the meaning ascribed to such terms in the Agreement.

Accordingly, in conformance with Section 17 of the Agreement, you and the Company hereby agree and acknowledge that Section 9 of the Agreement is amended to add the following subsection (h):

“(h) If you are employed with the Company on December 31, 2004, and have not been offered or have been offered and not accepted the position of Chief Operating Officer of the Company, then you will have the option, exercisable by notifying the Company in writing no later than January 31, 2005, to terminate your employment with the Company effective sixty (60) days following the date of such notice (the “Effective Date”), and to receive the incentive package described below in lieu of any other payments or benefits under Section 9 of the Agreement (the “Incentive Package”), provided that you sign and do not revoke a Waiver and Release of Claims in the form attached hereto as Exhibit A, and a Restrictive Covenant Agreement in the form attached hereto as Exhibit B, both of which are incorporated into this Agreement by reference, and subject to the other terms and conditions set forth below:

(1)	Cash Payment; Benefits. You will receive (i) a lump sum cash payment equal to two times (2x) your Base Salary in effect immediately prior to the Effective Date and (ii) the continuation of your medical, dental and vision benefits for you and your dependents for up to six (6) months following the Effective Date, and (iii) after expiration of such six (6) month benefits continuation period, the premium payments for continuation, under COBRA, of your medical, dental and vision benefits (as maintained for your benefit immediately prior to the Effective Date) for you and your dependents for up to eighteen (18) months, provided that you properly elect to continue those benefits under COBRA, and provided further that your eligibility for benefits continuation and/or COBRA premium payments will expire immediately upon your accepting employment with another employer offering comparable benefits. The lump sum payment referred to in clause (i) above will be paid within thirty (30) days following the Effective Date.

(2)	Bonus Opportunity. You will be eligible for two separate bonus awards in lieu of participation in the Company’s 2004 Management Incentive Plan (“2004 MIP”), provided that the following performance conditions are met:

(A)	You will be paid a bonus award of either (i) $432,000 (which, for the avoidance of doubt, is equal to the amount of your current 2004 MIP target opportunity) if the Company’s Northeast Division achieves $54,000,000 in Pre-Tax Income (defined below) for fiscal year 2004, or (ii) $216,000 if the Company’s Northeast Division achieves Pre-Tax Income of $49,000,000 for fiscal year 2004 (the “Northeast Division Bonus”). Achievement of 2004 Pre-Tax Income goals for the Company’s Northeast Division will be determined following completion of the audit of the Company’s 2004 consolidated financial statements.

•	“Pre-Tax Income” shall mean the amount set forth in the line item “Income (loss) before income taxes” in the Company’s Everybody Information System (“EIS”) for the Northeast Division. “Income (loss) before income taxes” is calculated as follows: Total Revenue (as defined below) less Total Expenses (as defined below).

•	“Total Revenue” shall mean the following revenues, if any, for the Northeast Division: Health Plan Premiums, Government Contracts, Other Income and Investment Income, in each case as set forth in the EIS for the Northeast Division.

•	“Total Expenses” shall mean the following expenses, if any, for the Northeast Division: Health Plan Services, Government Contracts, General and Administrative, Selling Costs, Depreciation, Amortization and Interest, in each case as set forth in the EIS for the Northeast Division.

The Northeast Division Bonus shall be payable in a lump sum payment in March 2005 if the above-referenced performance conditions are met.

(B)	Subject to subsection (h)(3) below, if the Company’s Northeast Division achieves $54,000,000 in Pre-Tax Income for fiscal year 2004, then you will be paid an additional bonus award in an amount equal to (i) 50,000 multiplied by (ii) the closing sales price of the Company’s common stock on the New York Stock Exchange on the date that is three (3) calendar days following the public release of the Company’s earnings for the first quarter of 2005 less $23.72 (the closing sales price of the Company’s common stock on May 4, 2004) (the “Equity-Based Bonus”). In the event that the third calendar day following the announcement of earnings for the first quarter of 2005 is not a trading day, then the Company shall use the closing sales price of the common stock on the next business day for purposes of clause (ii) above. As an example, if the closing price of the Company’s common stock is $30.00 on the third (3rd) calendar day following the date the Company publicly announces earnings for the first quarter of 2005, then the Equity-Based Bonus would be $314,000 ($30.00 - $23.72 times 50,000). The Equity-Based Bonus shall be payable within thirty (30) days of the date on which the Company releases its earnings for the first quarter of 2005.

(3)	Stock Options. Your timely election to terminate your employment pursuant to this Section 9(h) will be treated the same as a termination by the Company without Cause

(as defined in the Agreement) for purposes of your ability to exercise your Stock Options under your Stock Option Agreements. Accordingly, as of the Effective Date, you will have ninety (90) days to exercise any outstanding, vested Stock Options. You and the Company acknowledge and agree that Exhibit C attached hereto accurately reflects the current status of the Stock Options granted to you by the Company. You further acknowledge and agree that, in the event that any portion of your Stock Options subject to performance-based acceleration under the applicable Stock Option Agreement accelerates prior to the Effective Date, then you shall not be eligible to receive the Equity-Based Bonus.

You and the Company further agree and acknowledge that, in conformance with Section 17 of the Agreement, each of the sections of the Agreement listed below is hereby amended and restated, as follows:

The first sentence of Section 6.E is amended and replaced with the following sentence: “Except as otherwise provided in Section 9(h) of this Agreement, you will also be eligible to participate in the Health Net, Inc. Executive Incentive Plan (also known as the Management Incentive Plan, or “MIP”) in accordance with the terms of the MIP, which provides you with a target opportunity to earn up to 80% of your Base Salary as an annual bonus, prorated from your date of hire for the first year, as additional compensation, according to the terms of the actual MIP documents.” The remainder of Section 6.E. of the Agreement remains unchanged.

Section 7 of the Agreement is hereby amended to add the following sentence at the end thereof: “Notwithstanding anything to the contrary herein or in the Stock Option Plan or any Stock Option Agreement between you and the Company, in the event you elect the Incentive Package, you agree not to exercise any of your vested Stock Options until after your employment by the Company has terminated.”

Section 9(c) of the Agreement is hereby amended and replaced with the following: “In the event that your employment is voluntarily terminated by you at any time before December 31, 2004 (except as the result of your timely election to receive the Incentive Package pursuant to subsection (h), or for Good Reason within two (2) years after a Change in Control of Health Net, Inc.), then you shall not be eligible to receive any payments set forth in this Section 9.”

Section 14 of the Agreement is hereby amended to add the following subsection (e) at the end thereof: “If you have timely elected the Incentive Package and entered into the Restrictive Covenant Agreement attached hereto as Exhibit C, and provided that your employment has not been terminated by the Company for Cause on or before the Effective Date, then this Section 14 shall be of no further force or effect and the terms of the Restrictive Covenant Agreement shall govern.”

If you have timely elected the Incentive Package and your employment is thereafter terminated by the Company without Cause (as defined in the Agreement) before the Effective Date, then you will remain eligible to receive the Incentive Package subject to the terms and conditions set forth above. The Incentive Package is in lieu of any other severance benefits under the Agreement or any other agreement between you and the Company, or under any Company policy or program, and in lieu of your participation in the 2004 MIP. If your employment is terminated for Cause before the Effective Date, then you will not be eligible to receive the Incentive Package.

In the event that you do not timely elect the Incentive Package, then you and the Company acknowledge and agree that you will remain subject to the terms and conditions of the Agreement, including, but not limited to, participation in the 2004 MIP, a Change in Control severance benefit (as defined in the Agreement), and acceleration in vesting of your Stock Options based on completion of a “Change in Control” transaction (as defined in the Stock Option Plan and Stock Option Agreement), provided that all of the terms and conditions of such benefits set forth in such documents are met.

Except as expressly provided in this letter, the terms and conditions of the Agreement (including, without limitation, the at-will employment term) shall remain in full force and effect. Please confirm your agreement with and acceptance of these terms by signing one copy of this letter and returning it to me. The other copy is for your records. If you have any questions or there is any matter addressed in this letter that you wish to discuss further, please do not hesitate to contact me.

Sincerely,

/s/ Jay M. Gellert
Jay M. Gellert
President and Chief Executive Officer

I agree to the amendments to the terms of my letter agreement of May 22, 2002 as set forth in this letter.

/s/ Jeff Folick
Jeff Folick

Date: July 6, 2004